Exhibit 99.2

BioCardia, Inc.

Index

Page

Unaudited Condensed Financial Statements

Unaudited Condensed Balance Sheets as of June 30, 2016 and December 31, 2015	2

Unaudited Condensed Statements of Operations for the six month periods ended June 30, 2016 and 2015	3

Unaudited Condensed Statements of Cash Flows for the six month periods ended June 30, 2016 and 2015	4

Notes to Financial Statements	5

BIOCARDIA, INC.
Condensed Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,687	3,557
Accounts receivable, net of allowance for doubtful accounts of $1 and $4 for the periods ended, June 30, 2016 and December 31, 2015, respectively	85	107
Inventory	741	759
Prepaid expenses and other current assets	148	246
Total current assets	2,661	4,669
Property and equipment, net	129	150
Other assets	43	43
Total assets	$2,833	4,862
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$727	542
Accrued liabilities	1,139	692
Deferred rent	15	30
Deferred revenue	76	39
Convertible preferred stock warrant liability	55	275
Maturity date preferred stock warrants liability	3	10
Convertible shareholder notes derivative liability	1,183	1,044
Convertible shareholder notes, net of debt discount of $707 and $1,528 for the periods ended June 30, 2016 and December 31, 2015, respectively	6,493	5,672
Total current liabilities	9,691	8,304
Stockholders’ deficit:
Convertible preferred stock, $0.001 par value, 43,502,124 shares authorized, 100,500,514 shares issued and outstanding in June 30, 2016 and December 31, 2015	46,030	46,030
Common stock, $0.001 par value, 60,000,000 shares authorized, 18,947,536 shares issued and outstanding at June 30, 2016 and December 31, 2015	19	19
Additional paid-in capital	399	341
Accumulated deficit	(53,306)	(49,832)
Total stockholders’ deficit	(6,858)	(3,442)
Total liabilities and stockholders’ deficit	$2,833	4,862

See accompanying notes to condensed financial statements.

BIOCARDIA, INC.
Condensed Statements of Operations
Six Months ended June 30, 2016 and 2015
(In thousands)
(unaudited)

	Six Months ended June 30,
	2016	2015
	(unaudited)
Revenue:
Net product revenue	$306	454
Collaboration agreement revenue	16	34
Total revenue	322	488
Costs and expenses:
Cost of goods sold	382	420
Research and development	938	868
Selling, general and administrative	1,456	2,339
Total costs and expenses	2,776	3,627
Operating loss	(2,454)	(3,139)
Other income (expense):
Interest expense	(1,107)	(307)
Change in fair value of convertible preferred stock warrant liability	220	(190)
Change in fair value of maturity date preferred stock warrant liability	7	(3)
Change in fair value of convertible shareholder notes derivative liability	(139)	86
Other expense	(1)	(2)
Total other income (expense), net	(1,020)	(416)
Net loss	$(3,474)	(3,555)

Net loss per share, basic and diluted	$(0.19)	(0.19)

Weighted-average shares used in computing net loss per share, basic and diluted	18,723,511	18,502,027

See accompanying notes to condensed financial statements.

BIOCARDIA, INC.
Condensed Statements of Cash Flows
Six Months ended June 30, 2016 and 2015
(In thousands)
(unaudited)

	Six Months ended June 30,
	2016	2015
	(unaudited)
Operating activities:
Net loss	$(3,474)	(3,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21	22
Change in fair value of convertible preferred stock warrant liability	(220)	190
Change in fair value of maturity date preferred stock warrant liability	(7)	3
Change in fair value of convertible shareholder notes derivative liability	139	(86)
Stock based compensation	58	128
Non-cash interest expense on convertible shareholder notes	1,107	307
Changes in operating assets and liabilities:
Accounts receivable	22	78
Inventory	18	(231)
Prepaid expenses and other current assets	98	(22)
Deferred financing costs	—	(1,259)
Accounts payable	185	265
Accrued liabilities excluding accrued interest on convertible note	161	(35)
Deferred revenue	37	—
Deferred rent	(15)	(11)
Net cash used in operating activities	(1,870)	(4,206)
Investing activities:
Purchase of property and equipment	—	(17)
Net cash used in investing activities	—	(17)
Financing activities:
Proceeds from issuance of convertible notes and warrants	—	7,435
Proceeds from the exercise common stock options	—	1
Net cash provided by financing activities	—	7,436
Net increase (decrease) in cash and cash equivalents	(1,870)	3,213
Cash and cash equivalents at beginning of year	3,557	3,184
Cash and cash equivalents at end of year	$1,687	6,397

Supplemental disclosure for noncash investing and financing activities:
Conversion of convertible shareholder notes and related interest payable	$—	7,781

See accompanying notes to condensed financial statements.

(1)	Summary of Business and Significant Accounting Policies

(a)	Unaudited Interim Financial Statements

The accompanying balance sheets, statements of operations and cash flows for the six months ended June 30, 2016 and 2015 are unaudited. The unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) for interim financial information and on a basis consistent with the annual financial statements and, in the opinion of management, reflect all adjustments which include only normal recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows for the six months ended June 30, 2016 and 2015. The results for the six months ended June 30, 3016 are not necessarily indicative of the results to be expected for the year ending December 31, 2016 or for any other interim period or for any other future year. These condensed financial statements should be read in conjunction with the audited financial statements and related notes included in the Company’s financial statements for the year ended December 31, 2015 included in Exhibit 99.1 to this Form 8-K. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.

(b)	Going Concern and Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant net losses and negative cash flows from operations since its inception and had an accumulated deficit of $53.3 million as of June 30, 2016 that raise substantial doubt about its ability to continue as a going concern. Management expects operating losses and negative cash flows to continue through at least 2018.

As discussed in Note 15, on August 22, 2016, the Company signed an Agreement and Plan of Merger with Tiger X Medical, Inc. (“Tiger X”). Upon closing of the Merger on October 24, 2016, the combined company had approximately $24 million in cash. Management believes cash as of June 30, 2016, when combined with the cash raised in in connection with the Merger, is sufficient to fund the Company through at least the next twelve months. The Company also plans to raise other additional capital, potentially including debt and equity arrangements, to finance the Company. If adequate funds are not available, the Company may be required to reduce operating expenses, delay or reduce the scope of its product development programs, obtain funds through arrangements with others that may require the Company to relinquish rights to certain of its technologies or products that the Company would otherwise seek to develop or commercialize itself, or cease operations. While the Company believes in the viability of its strategy to raise additional funds, there can be no assurances to that effect. The accompanying condensed financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)	Reverse Merger

On October 24, 2016, the Company completed the Merger with Tiger X Medical, Inc. (“Tiger X”) (see Note 15). Pursuant to the terms of the Merger, each outstanding share of the Company’s common stock was converted into the right to receive 19.3678009 shares of Tiger X’s common stock (the “Exchange Ratio”). All per share amounts and shares outstanding for all periods give retroactive effect to reflect the reverse merger.

(d)	Cash Equivalents

The Company classifies all highly liquid investments with original maturities of three months or less at the date of purchase as cash equivalents. The Company maintains its cash and cash equivalents with reputable financial institutions.

(e)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company considers the creditworthiness of its customers, but does not require collateral in advance of a sale. The Company evaluates collectability and maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio when necessary. The estimate is based on the Company’s historical write-off experience, customer creditworthiness, facts and circumstances specific to outstanding balances and payment terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was $1 and $4 as of June 30, 2016 and December 31, 2015, respectively.

(f)	Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the average-cost method. The Company analyzes its inventory levels quarterly and writes down inventory that has become obsolete or has a cost basis in excess of its expected net realizable value or inventory quantities in excess of expected requirements. Excess requirements are determined based on comparison of existing inventories to forecasted sales, with consideration given to inventory shelf life. Expired inventory is disposed of and the related costs are recognized in cost of goods sold.

(g)	Property and Equipment, Net

Property and equipment, net are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, as described in the table below. Maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the accompanying statements of operations:

Asset	Estimated useful lives (in years)
Computer equipment and software	3
Laboratory and manufacturing equipment	3
Furniture and fixtures	3
Leasehold improvements	5 years or lease term, if shorter

(h)	Long-Lived Assets

The Company evaluates long-lived assets such as property and equipment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. Where available, quoted market prices are used to determine fair value. When quoted market prices are not available, various valuation techniques, including the discounted value of estimated future cash flows, are utilized. There have been no impairments of the Company’s long-lived assets in any of the years presented.

(i)	Derivatives

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in equity instruments and warrants granted, and measurement of their fair value. In determining the appropriate fair value, the Company uses Monte Carlo simulation to calculate potential payouts in each of the three conversion scenarios. In cases where the payout include newly created equity shares and warrants, the Black-Scholes based option pricing method is used to calculate the amounts due to investors. Derivative instruments are subsequently adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as a change in the fair value of derivatives. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid-in capital if redeemed or through earnings if forfeited or expired.

(j)	Deferred Rent

The Company’s lease for its facility provides for fixed increases in minimum annual rental payments. The total amount of rental payments due over the lease term is charged to rent expense ratably over the life of the lease. Deferred rent consists of the difference between cash payments and the recognition of rent expense on a straight-line basis.

(k)	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collection from the customer is reasonably assured.

Net product revenue – The Company currently has a portfolio of enabling and delivery products. The Company recognizes revenue from product sales when title and risk of loss have passed to the customer, which typically occurs upon delivery. Product sale transactions are evidenced by customer purchase orders, customer contracts, invoices and/or related shipping documents.

Revenue is recognized net of provisions made for discounts, expected sales returns and allowances. Estimated returns and allowances are based on historical experience and other relevant factors. The Company accepts returns for unused, unopened and resellable product in its original packaging, subject to a restocking fee. The sales returns reserve was approximately $2,000 and $3,000 as of June 30, 2016 and December 31, 2015, respectively.

Amounts received from customers in advance of revenue recognition are recorded as deferred revenue on the balance sheet.

Collaboration agreement revenue – Collaboration agreement revenue is income from agreements under partnering programs with corporate and academic institutions, wherein the Company provides biotherapeutic delivery systems and customer training and support for their use in clinical trials and studies. These programs provide additional clinical data, intellectual property rights and opportunities to participate in the development of combination products for the treatment of cardiac disease. The Company evaluates activities under these agreements to determine if they represent a multiple element arrangement by identifying the deliverables included within the agreements. The Company accounts for these deliverables as separate units of accounting if the following two criteria are met:

●	The delivered items have value to the customer on a stand-alone basis

●	If there is a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and within the Company’s control

Factors considered in this determination include, among other things, whether any other vendors sell the items separately and if the customer could use the delivered item for its intended purpose without receipt of the remaining deliverables.

If an arrangement includes multiple deliverables that are separable into different units of accounting, the Company allocates the arrangement consideration to those units of accounting based on their relative selling prices and recognizes the associated revenue when the appropriate recognition criteria are met for those deliverables. The amount of allocable arrangement consideration is limited to the amounts that are fixed and determinable.

(l)	Shipping Costs

Costs incurred for the shipping of products to customers totaled approximately $5,000 and $6,000 in the six months ended June 30, 2016 and 2015, respectively, and are included in cost of goods sold in the accompanying statements of operations.

(m)	Research and Development

The Company’s research and development costs are expensed as incurred. Research and development expense includes the costs of basic research activities as well as other research, engineering, and technical effort required to develop new products or services or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses. The Company’s research and development costs consist primarily of:

●	Salaries, benefits and other personnel-related expenses, including stock based compensation

●	Fees paid for services provided by clinical research organizations, research institutions, consultants and other outside service providers

●	Costs to acquire and manufacture materials used in research and development activities and clinical trials

●	Laboratory consumables and supplies

●	Facility-related expenses allocated to research and development activities

●	Fees to collaborators to license technology

●	Depreciation expense for equipment used for research and development and clinical purposes.

(n)	Stock Based Compensation

The Company measures and recognizes stock-based compensation expense for equity awards to employees, directors and consultants based on fair value at the grant date. Nonemployee awards are remeasured at each reporting date. The Company uses the Black-Scholes-Merton (“BSM”) option pricing model to calculate fair value. Stock-based compensation expense recognized in the statements of operations is based on options ultimately expected to vest, taking into consideration estimated forfeitures, and is recognized in the period the services are performed. Stock-based compensation expense is revised in subsequent periods, if necessary, if actual forfeitures differ from these estimates. When estimating forfeitures, the Company considers historic voluntary termination behaviors as well as trends of actual option forfeitures. For options granted to nonemployees, the Company revalues the unearned portion of the stock-based compensation and the resulting change in fair value is recognized in the statements of operations over the period the related services are rendered.

The BSM option pricing model requires the input of highly subjective assumptions, including the risk-free interest rate, the expected volatility in the value of the Company’s common stock, and the expected term of the option. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

Risk-free Interest Rate

The risk free interest rate assumption is based on the zero-coupon U.S. Treasury instruments appropriate for the expected term of the stock option grants.

Expected Volatility

As the Company does not have a trading history for its common stock, the expected stock price volatility is estimated based on volatilities of a peer group of similar companies by taking the average historic volatility for these peers for a period equivalent to the expected term of the stock option grants. The peer group was developed based on companies in the biotechnology and medical device industries whose shares are publicly-traded.

Expected Term

The expected term represents the period of time that options are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock options awards granted, the expected life is determined using the simplified method, which is an average of the contractual terms of the option and its ordinary vesting period.

Common Stock Valuation

Due to the absence of a public market for the Company’s common stock, it is necessary to estimate the fair value of the common stock underlying the stock-based awards when performing fair value calculations using the BSM option pricing model. The fair value of the common stock underlying the stock-based awards was assessed on each grant date by management and the Company’s board of directors. All options to purchase shares of the Company’s common stock have been granted with an exercise price per share no less than the fair value per share of the common stock underlying those options on the grant date.

In the absence of a public trading market for the Company’s common stock, the estimated fair value was determined using methodologies, approaches and assumptions consistent with American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. These estimates require considerable judgment and the consideration of numerous objective and subjective factors to determine fair value. The Company engages third-party consultants with the requisite expertise to assist in the valuations. These estimates will not be necessary to determine fair value of new awards once the underlying shares are publicly traded.

(o)	Income Taxes

The Company accounts for income taxes based on the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets, liabilities, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, forecasts of future taxable income, and ongoing tax planning. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

The Company recognizes and measures benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not to be sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions annually. Evaluations are based upon a number of factors, including the technical merits of the tax position, changes in facts or circumstances, changes in tax law, interactions with tax authorities during the course of audits, and effective settlement of audit issues. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense in the statements of operations and accrued interest and penalties within accrued liabilities in the balance sheets. No such interest and penalties have been recorded to date.

(p)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and nonfinancial assets and liabilities that are required to be recognized or disclosed at fair value in the financial statements. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments complexity.

The Company’s financial assets and liabilities consist principally of cash and cash equivalents, accounts receivable, accounts payable, warrants for convertible preferred stock, and convertible notes. The fair value of the Company’s cash equivalents is determined based on quoted prices in active markets for identical assets. The recorded values of the Company’s accounts receivable and accounts payable approximate their current fair values due to the relatively short-term nature of these accounts. The fair value of the Company’s convertible preferred stock warrants is measured using the BSM option pricing model. Convertible notes are recorded at amortized cost. Based on borrowing rates currently available for loans with similar terms, the carrying value of convertible notes approximates fair value.

(q)	Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Common stock equivalents are comprised of convertible preferred stock, notes convertible into preferred stock, warrants to purchase convertible preferred stock, and options outstanding under our stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.

(r)	Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and provide related disclosures. This ASU will be effective for the Company in fiscal year 2016. Early adoption is permitted. The Company is currently assessing the future impact of this ASU on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides comprehensive guidance for revenue recognition. ASU 2014-09 affects any entity which either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. The core principle of the guidance provides that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. Companies can adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach.

In August 2015, the FASB issued ASU 2015-14 Revenue from Contracts with Customers, which deferred the effective date for implementation of the standard. Nonpublic companies must apply the standard for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption for nonpublic entities is permitted as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. Public entities are to apply the new standard for annual and interim reporting periods beginning after December 15, 2017 and earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently assessing the future impact of this ASU on its financial statements.

In July 2015, the FASB issued Accounting Standard Update (“ASU”) No. 2015-11, “Inventory: Simplifying the Measurement of Inventory”, that requires inventory not measured using either the last in, first out (LIFO) or the retail inventory method to be measured at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. The new standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and will be applied prospectively. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840)” and generally requires all leases to be recognized in the consolidated balance sheet. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. The Company is currently assessing the future impact of this ASU on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification in the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. The Company is currently assessing the future impact of this ASU on its financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission, did not or are not believed by management to have a material impact on the Company’s financial statement presentation or disclosures.

(2)	Fair Value Measurements

The fair value of financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). The Company follows a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

Level 1 – quoted prices in active markets for identical assets and liabilities

Level 2 – observable inputs other than quoted prices in active markets for identical assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table sets forth the fair value of our financial liabilities measured on a recurring basis as of June 30, 2016 and indicates the fair value hierarchy utilized to determine such fair value.

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$1,687	$—	$—	$1,687

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$55	$55
Maturity date preferred stock warrant liability	$—	$—	$3	$3
Convertible shareholder notes derivative liability	$—	$—	$1,183	$1,183

The following table sets forth the fair value of our financial liabilities measured on a recurring basis as of December 31, 2015 and indicates the fair value hierarchy utilized to determine such fair value.

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$3,557	$—	$—	$3,557

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$275	$275
Maturity date preferred stock warrant liability	$—	$—	$10	$10
Convertible shareholder notes derivative liability	$—	$—	$1,044	$1,044

As discussed more fully in Notes 8 and 9, the Company issued warrants to purchase preferred stock in connection with the note agreements to various shareholders. The warrant liabilities were recorded at the fair value on the date of issuance and were remeasured each subsequent balance sheet date and as of the warrant exercise date, with fair value changes recognized as income (decrease in fair value) or expense (increase in fair value) in other income (expense) in the statement of operations. The Company’s estimated fair value of the warrant liabilities is calculated using key assumptions, including the probability of an exit event, the enterprise value as determined on an income approach, and a discount for lack of marketability. Management, with the assistance of an independent valuation firm, made these subjective determinations based on available financial information.

As discussed more fully in Note 8, the 2015 Notes include embedded derivative features that were determined to be a compound embedded derivative requiring bifurcation and separate accounting at estimated fair value. The Company estimated the fair value of the compound embedded derivative utilizing a Monte Carlo simulation model. The inputs used to determine the estimated fair value of the compound embedded derivative instrument include the probability of an underlying event triggering the redemption event and its timing prior to the maturity date of the 2015 Notes. The fair value measurement is based upon significant inputs not observable in the market. These assumptions are inherently subjective and involve significant management judgment.

The following table sets forth the fair value of our financial liabilities that the Company remeasured on a recurring basis (in thousands):

	Convertible Preferred Stock Warrant Liability	Maturity Date Preferred Stock Warrant Liability	Convertible Shareholder Note Derivative Liability
Fair value December 31, 2015	$275	$10	$1,044
Change in fair value	(220)	(7)	139
Fair value June 30, 2016	$55	$3	$1,183

(3)	Inventories

Inventories are stated at the lower of cost or market using the average cost method. Inventories consist of the following (in thousands):

	June 30, 2016	December 31, 2015
Raw materials	$185	194
Work in process	56	36
Finished goods	500	529
	$741	759

Write downs for excess or expired inventory are based on management’s estimates of forecasted usage of inventories and are included in cost of goods sold. A significant change in the timing or level of demand for certain products as compared to forecasted amounts may result in recording additional write downs for excess or expired inventory in the future. Charges to cost of goods sold for inventory write-downs, reserve adjustments, scrap, shrinkage and expired inventories totaled approximately $37,000 and $21,000 for the six months ended June 30, 2016 and 2015, respectively.

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30, 2016	December 31, 2015
Prepaid expenses	$148	146
Refund receivable of deferred financing costs	—	100
	$148	246

(5)	Property and Equipment, Net

Property and equipment, net consist of the following (in thousands):

	June 30, 2016	December 31, 2015
Computer equipment and software	$143	143
Laboratory and manufacturing equipment	366	366
Furniture and fixtures	48	48
Leasehold improvements	325	325
Property and equipment, gross	882	882
Less accumulated depreciation	(753)	(732)
Property and equipment, net	$129	150

Depreciation expense totaled approximately $21,000 and $22,000 for the six months ended June 30, 2016 and 2015, respectively.

(6)	Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	June 30, 2016	December 31, 2015
Accrued expenses	$411	229
Accrued interest	661	374
Customer deposits	67	89
	$1,139	692

(7)	Convertible Preferred Stock Warrant Liability

The Company has historically issued warrants to purchase shares of the Company’s preferred stock in connection with certain preferred stock offerings and note financings.

The outstanding Series D and Series F convertible preferred stock warrants are as follows (in thousands):

	Exercise	Value			Shares		Estimated Fair Value
	price	at grant	Issue	Expiration	June 30,	December 31,	June 30,	December 31,
Share class	per share	date	date	date	2016	2015	2016	2015
Series D	$0.37	$0.30	January 2006	January 2016	—	325,861	$-	$2
Series D	$0.37	$0.30	July 2007	July 2017	203,691	203,691	5	20
Series D	$0.37	$0.30	August 2007	August 2017	203,691	203,691	5	20
Series D	$0.37	$0.30	September 2007	September 2017	203,691	203,691	5	20
Series F	$0.64	$0.27	April 2013	April 2016	—	888,176	-	94
Series F	$0.64	$0.28	April 2013	October 2017	482,699	482,699	39	115
Series F	$0.64	$0.28	April 2013	November 2017	11,620	11,620	1	3
Series F	$0.64	$0.27	May 2013	May 2016	—	13,169	-	1
					1,105,392	2,332,598	$55	$275

The fair value of the warrants is included in current liabilities in the balance sheets and was determined using the BSM valuation model using the following assumptions:

	June 30, 2016	December 31, 2015
Risk-free interest rate	0.15%	0.14–0.86%
Volatility	135.3%	98.5–116.2%
Dividend yield	None	None
Contractual term (in years)	1.2–1.3	0.1–1.8

The contractual term of the warrants represents the period of time remaining before the warrant expires. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk free rate is based on the U.S. Treasury yield curve with a maturity equal to the remaining contractual term of the warrant.

(8)	Convertible Notes

In May 2015, the Company entered into note agreements with various stockholders of the Company and other lenders for a total of $7.2 million (the “2015 Notes”). The notes accrue 8% annual simple interest, mature 18 months from the issue date and are callable after the maturity date by written demand of a majority of the holders of the outstanding note principle. If the Company closes an effective registration statement filed under the Securities Act of 1933, as amended, covering the sale of the Company’s common stock (an IPO) prior to maturity, the outstanding principle and accrued interest automatically convert into shares of common stock at 80% of the price of the shares of common stock purchased in the IPO. If at any time prior to the maturity date, the Company closes a private placement of the Company’s preferred stock for aggregate sales proceeds of at least $5.0 million excluding note conversions, at the note holder’s option (“Optional Conversion Right”), the outstanding principle and interest may be converted into shares of the preferred stock at a conversion price equal to 80% of the price of the preferred shares plus preferred stock warrant coverage equal to 8% with an exercise price equal to the purchase price of the preferred stock shares. If the notes are held to maturity, subject to the Company authorizing sufficient shares of a new class of preferred stock (“Maturity Date Preferred Stock”), the holder will have the option to convert the outstanding principle and interest to this new class of preferred stock at an exercise price of $1.40 per share, plus 8% warrant coverage. The Maturity Date Preferred Stock will have a senior liquidation preference to the Company’s Series F preferred stock and otherwise identical rights, obligations and terms of the Company’s Series F preferred stock. The Optional Conversion Rights will terminate upon the closing of a private placement financing with an aggregate sales price of at least $15 million during the term of the notes. Notes that are not converted prior to maturity will remain outstanding until the earlier of an IPO or until called by a majority of the holders of the outstanding notes.

The 2015 Notes have redemption features that were determined to be a compound embedded derivative requiring bifurcation and separate accounting at estimated fair value. The changes in the estimated value are reflected in the change in fair value of convertible shareholder notes derivative liability in the statements of operations. The Company estimated the fair value of the compound embedded derivative utilizing a Monte Carlo simulation model. The inputs used to determine the estimated fair value of the compound embedded derivative instrument include the probability of an underlying event triggering the redemption event and its timing prior to the maturity date of the 2015 Notes. The fair value measurement is based upon significant inputs not observable in the market. These assumptions are inherently subjective and involve significant management judgment.

The Company’s accrued interest associated with the 2015 Notes amounted to $661,000 and $374,000 as of June 30, 2016 and December 31, 2015, respectively. The Company recognized interest expense, including amortization of the debt discount of approximately $1.1 million and $307,000 for the six months ended June 30, 2016 and 2015, respectively.

(9)	Convertible Preferred Stock

At June 30, 2016 and December 31, 2015, convertible preferred stock consisted of the following (in thousands, except share data):

	Shares		Liquidation amount	Carrying Value
	Authorized	Outstanding
Series A	7,703,785	20,923,195	$3,082	$3,082
Series B	2,567,390	6,972,887	2,567	2,567
Series C	3,256,601	8,606,455	1,806	1,806
Series D	11,773,243	31,004,350	11,415	11,425
Series E	2,212,960	6,010,107	3,319	3,319
Series F	15,988,145	36,983,520	23,830	23,831
Total convertible preferred stock	43,502,124	110,500,514	$46,019	$46,030

(10)	Share-Based Compensation

The Company adopted and the shareholders approved the 2002 Employee, Director and Consultant Stock Option Plan in 2002. No options were granted during the six months ended June 30, 2016 or 2015.

The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation. Stock compensation attributable to manufacturing operations was not significant and was expensed directly to cost of goods sold in the condensed statements of operations. Share-based compensation expense for the six months ended June 30, 2016 and 2015 was recorded as follows (in thousands):

	2016	2015
Cost of goods sold	$-	$3
Research and development	1	18
Selling, general and administrative	55	99
Employee share-based compensation expense	$56	$120

Unrecognized stock-based compensation for employee options granted through June 30, 2016 is approximately $387,000 to be recognized over a remaining weighted average service period of 1.9 years.

A summary of activity is as follows:

Options outstanding
Weighted
			Weighted	average
	Shares		average	Remaining	Aggregate
	available	Number of	exercise	Contractual	Intrinsic
	for grant	shares	price	Term (Years)	Value
(In thousands)
Balance, December 31, 2015	4,683,925	13,788,475	0.15	6.6	$140
Additional shares authorized	—	—	—
Stock options granted	—	—	—
Stock options exercised	—	—	—
Stock options cancelled	1,323,819	(1,323,819)	0.14
Balance, June 30, 2016	6,007,744	12,464,656	0.15	6.1	$122

At June 30, 2016, there were 12,327,586 options vested and expected to vest with a weighted-average exercise price of $0.15, a weighted-average remaining contractual term of 6.1 years and an aggregate intrinsic value of $122,000.

(11)	Net Loss and Net Loss per Share

The following table sets forth the computation of the basic and diluted net loss per share for the six months ended June 30, 2016 and 2015 (in thousands, except share and per share data):

	Six Months Ended June 30,
	2016	2015
Numerator:
Net loss	$(3,474)	$(3,555)

Denominator
Weighted average shares used to compute net loss per share, basic and diluted	18,723,511	18,502,027
Net loss per share, basic and diluted	$(0.19)	$(0.19)

The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	June 30,
	2016	2015
Convertible preferred stock	110,500,514	110,432,630
Notes convertible into preferred stock	108,753,199	100,762,898
Stock options to purchase common stock	12,464,656	15,970,380
Convertible preferred stock warrants	1,105,392	2,436,915
	232,823,761	229,602,823

(12)	Income Taxes

During the six months ended June 30, 2016 and 2015, there was no income tax expense or benefit for federal or state income taxes in the accompanying condensed statement of operations due to the Company’s net loss and a full valuation allowance on the resulting deferred tax asset. Realization of deferred tax assets is dependent on future taxable income, the existence and timing of which is uncertain. The Company does not believe that these assets are realizable on a more-likely-than-not basis; therefore, the net deferred tax assets have been fully offset by a valuation allowance. The Company did not have any deferred tax liabilities as of June 30, 2016.

(13)	Contingencies

The Company may be subject to various claims, complaints, and legal actions that arise from time to time in the normal course of business. Management does not believe that any current legal or administrative proceedings are likely to have a material effect on our business, financial position, results of operations, or cash flows.

(14)	Grant Funding

In June 2016, the Company entered into a grant agreement with Maryland Technology Development Corporation (“TEDCO”). TEDCO was created by the Maryland State Legislature in 1998 to facilitate the transfer and commercialization of technology from Maryland’s research universities and federal labs into the marketplace. TEDCO administers the Maryland Stem Cell Research Fund to promote State funded stem cell research and cures through financial assistance to public and private entities operating within the State. Under the agreement, TEDCO has agreed to provide the Company an amount not to exceed $750,000 to be used solely to finance the costs to conduct the research project entitled “Heart Failure Trial” over a period of three years.

No funds have been received under the grant and no qualifying expenses have been submitted against the grant as of June 30, 2016.

(15)	Subsequent Events

(a) Grant Agreement

In June 2016, the Company entered into a grant agreement with Maryland Technology Development Corporation (“TEDCO”). TEDCO was created by the Maryland State Legislature in 1998 to facilitate the transfer and commercialization of technology from Maryland’s research universities and federal labs into the marketplace. TEDCO administers the Maryland Stem Cell Research Fund to promote State funded stem cell research and cures through financial assistance to public and private entities operating within the State. Under the agreement, TEDCO has agreed to provide the Company an amount not to exceed $750,000 to be used solely to finance the costs to conduct the research project entitled “Heart Failure Trial” over a period of three years.

(b) Convertible Notes

In September and October 2016, the Company issued convertible notes with an aggregate principle amount of approximately $4.4 million, which accrued 8% annual simple interest. The cash raised in connection with the issuance of the convertible notes was held in an escrow account and was released to the Company upon closing of the Merger. The principle and accrued and unpaid interest on the notes converted automatically into 23,067,117 shares of common stock upon completion of the Merger.

(c) Stock Option Repricing

On August 19, 2016, the Company amended certain of its outstanding stock options to reset their respective exercise prices to $0.15 per share, the fair market value of common stock as of August 19, 2016, as determined by the board of directors. Options repriced included all then current options with an exercise price higher than $0.15 per share that remained outstanding and unexercised on August 19, 2016. Pursuant to this repricing, options to purchase approximately 9,100,000 shares of common stock were repriced.

(d) Merger

On October 24, 2016, the Company completed the Merger with Tiger X. For accounting purposes, pre-merger BioCardia is considered to be acquiring Tiger X. The Merger will be accounted for as an asset acquisition rather than a business combination because as of the acquisition date, Tiger X does not meet the definition of a business as defined by U.S. GAAP. The net assets acquired in connection with the transaction will be recorded at their estimated acquisition date fair values as of October 24, 2016, the date the Merger with Tiger X was completed.

Pursuant to the Merger, each of the shares of commons stock issued and outstanding prior to the merger, including shares of common stock underlying outstanding preferred stock, convertible notes (which converted into common stock immediately prior to the Merger), and stock options where converted into the right to receive 19.3678009 shares of Tiger X common stock, subject to adjustment post-closing as based on Closing Net Cash as described in the Merger Agreement. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse merger.

The combined entity changed its name to BioCardia following closing, will trade on the OTC Markets, and will focus solely on the business of BioCardia. The combined entity had cash of approximately $24 million at closing, which will be used to support a Phase III heart failure trial, for the commercialization and development of other product candidates, and for general corporate purposes.